UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No         )*

Staktek Holdings, Inc.

(Name of Issuer)

Common Shares, par value $.001

(Title of Class of Securities)

85256P 10 6 (CUSIP Number)

February 10, 2005

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

☐ Rule 13d - 1(b)

☐ Rule 13d - 1(c)

☒ Rule 13d – 1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

(Continued on following pages)

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 85256P 10 6	SCHEDULE 13G	Page 2 of 20

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Austin Ventures VII, L.P. (“AV VII”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  5    SOLE VOTING POWER

                18,186,278 common shares, except that AV Partners VII, L.P. (“AVP

                VII”), the general partner of AV VII, may be deemed to have sole power to vote these shares, and Joseph C. Aragona (“Aragona”),

                Kenneth P. DeAngelis (“DeAngelis”), Edward E. Olkkola

                (“Olkkola”), John D. Thornton (“Thornton”) and Blaine F. Wesner

                (“Wesner”), the general partners of AVP VII, may be deemed to have shared power to vote these shares.

  6    SHARED VOTING POWER

                See response to Row 5.

  7    SOLE DISPOSITIVE POWER

                18,186,278 common shares, except that AVP VII, the general partner of AV VII, may be deemed to have sole power to dispose of these shares, and Aragona, DeAngelis, Olkkola, Thornton and Wesner, the

                general partners of AVP VII, may be deemed to have shared power to dispose of these shares.

  8    SHARED DISPOSITIVE POWER

                See response to Row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 18,186,278
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 35.9(1)
12	TYPE OF REPORTING PERSON* PN

*	SEE INSTRUCTIONS BEFORE FILLING OUT!
(1)	Based upon 50,650,489 Common Shares outstanding as of December 31, 2004.

CUSIP NO. 85256P 10 6	SCHEDULE 13G	Page 3 of 20

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) AV Partners VII, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  5    SOLE VOTING POWER

                18,186,278 common shares, all of which are directly owned by AV

                VII. AVP VII, the general partner of AV VII, may be deemed to have sole power to vote these shares, and Aragona, DeAngelis, Olkkola,

                Thornton and Wesner, the general partners of AVP VII, may be deemed to have shared power to vote these shares.

  6    SHARED VOTING POWER

                See response to Row 5.

  7    SOLE DISPOSITIVE POWER

                18,186,278 common shares, all of which are directly owned by AV

                VII. AVP VII, the general partner of AV VII, may be deemed to have sole power to dispose of these shares, and Aragona, DeAngelis,

                Olkkola, Thornton and Wesner, the general partners of AVP VII,

                may be deemed to have shared power to dispose of these shares.

  8    SHARED DISPOSITIVE POWER

                See response to Row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 18,186,278
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 35.9(1)
12	TYPE OF REPORTING PERSON* PN

*	SEE INSTRUCTIONS BEFORE FILLING OUT!
(1)	Based upon 50,650,489 Common Shares outstanding as of December 31, 2004.

CUSIP NO. 85256P 10 6	SCHEDULE 13G	Page 4 of 20

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Austin Ventures VIII, L.P. (“AV VIII”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  5    SOLE VOTING POWER

                18,295,721 common shares, except that AV Partners VIII, L.P.

                (“AVP VIII”), the general partner of AV VIII, may be deemed to have sole power to vote these shares, and Aragona, DeAngelis,

                Olkkola, Christopher A. Pacitti (“Pacitti”), Thornton and Wesner, the

                general partners of AVP VIII, may be deemed to have shared power to vote these shares.

  6    SHARED VOTING POWER

                See response to Row 5.

  7    SOLE DISPOSITIVE POWER

                18,295,721 common shares, except that AVP VIII, the general partner of AV VIII, may be deemed to have sole power to dispose of these shares, and Aragona, DeAngelis, Olkkola, Pacitti, Thornton and

                Wesner, the general partners of AVP VIII, may be deemed to have shared power to dispose of these shares.

  8    SHARED DISPOSITIVE POWER

                See response to Row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 18,295,721
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 36.1(1)
12	TYPE OF REPORTING PERSON* PN

*	SEE INSTRUCTIONS BEFORE FILLING OUT!
(1)	Based upon 50,650,489 Common Shares outstanding as of December 31, 2004.

CUSIP NO. 85256P 10 6	SCHEDULE 13G	Page 5 of 20

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) AV Partners VIII, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  5    SOLE VOTING POWER

                18,295,721 common shares, all of which are directly owned by AV

                VIII. AVP VIII, the general partner of AV VIII may be deemed to have sole power to vote these shares, and Aragona, DeAngelis,

                Pacitti, Olkkola, Thornton and Wesner, the general partners of AVP

                VIII, may be deemed to have shared power to vote these shares.

  6    SHARED VOTING POWER

                See response to Row 5.

  7    SOLE DISPOSITIVE POWER

                18,295,721 common shares, all of which are directly owned by AV

                VIII. AVP VIII, the general partner of AV VIII may be deemed to have sole power to vote these shares, and Aragona, DeAngelis,

                Pacitti, Olkkola, Thornton and Wesner, the general partners of AVP

                VIII, may be deemed to have shared power to dispose of these shares.

  8    SHARED DISPOSITIVE POWER

                See response to Row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 18,295,721
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 36.1(1)
12	TYPE OF REPORTING PERSON* PN

*	SEE INSTRUCTIONS BEFORE FILLING OUT!
(1)	Based upon 50,650,489 Common Shares outstanding as of December 31, 2004.

CUSIP NO. 85256P 10 6	SCHEDULE 13G	Page 6 of 20

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Joseph C. Aragona
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  5    SOLE VOTING POWER

                -0-

  6    SHARED VOTING POWER

                36,481,999 common shares, of which 18,186,278 are directly owned by AV VII and 18,295,721 are directly owned by AV VIII. Aragona is a general partner of (i) AVP VII, the general partner of AV VII and

                (ii) AVP VIII, the general partner of AV VIII, and may be deemed to have shared power to vote these shares.

  7    SOLE DISPOSITIVE POWER

                -0-

  8    SHARED DISPOSITIVE POWER

                36,481,999 common shares, of which 18,186,278 are directly owned by AV VII and 18,295,721 are directly owned by AV VIII. Aragona is a general partner of (i) AVP VII, the general partner of AV VII and

                (ii) AVP VIII, the general partner of AV VIII, and may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 36,481,999
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 72.0(1)
12	TYPE OF REPORTING PERSON* IN

*	SEE INSTRUCTIONS BEFORE FILLING OUT!
(1)	Based upon 50,650,489 Common Shares outstanding as of December 31, 2004.

CUSIP NO. 85256P 10 6	SCHEDULE 13G	Page 7 of 20

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Kenneth P. DeAngelis
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  5    SOLE VOTING POWER

                -0-

  6    SHARED VOTING POWER

                36,481,999 common shares, of which 18,186,278 are directly owned by AV VII and 18,295,721 are directly owned by AV VIII.

                DeAngelis is a general partner of (i) AVP VII, the general partner of

                AV VII and (ii) of AVP VIII, the general partner of AV VIII, and may be deemed to have shared power to vote these shares.

  7    SOLE DISPOSITIVE POWER

                -0-

  8    SHARED DISPOSITIVE POWER

                36,481,999 common shares, of which 18,186,278 are directly owned by AV VII and 18,295,721 are directly owned by AV VIII.

                DeAngelis is a general partner of (i) AVP VII, the general partner of

                AV VII and (ii) AVP VIII, the general partner of AV VIII, and may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 36,481,999
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 72.0(1)
12	TYPE OF REPORTING PERSON* IN

*	SEE INSTRUCTIONS BEFORE FILLING OUT!
(1)	Based upon 50,650,489 Common Shares outstanding as of December 31, 2004.

CUSIP NO. 85256P 10 6	SCHEDULE 13G	Page 8 of 20

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Edward E. Olkkola
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  5    SOLE VOTING POWER

                -0-

  6    SHARED VOTING POWER

                36,481,999 common shares, of which 18,186,278 are directly owned by AV VII and 18,295,721 are directly owned by AV VIII. Olkkola is a general partner of (i) AVP VII, the general partner of AV VII and

                (ii) of AVP VIII, the general partner of AV VIII, and may be deemed to have shared power to vote these shares.

  7    SOLE DISPOSITIVE POWER

                -0-

  8    SHARED DISPOSITIVE POWER

                36,481,999 common shares, of which 18,186,278 are directly owned by AV VII and 18,295,721 are directly owned by AV VIII. Olkkola is a general partner of (i) AVP VII, the general partner of AV VII and

                (ii) of AVP VIII, the general partner of AV VIII, and may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 36,481,999
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 72.0(1)
12	TYPE OF REPORTING PERSON* IN

*	SEE INSTRUCTIONS BEFORE FILLING OUT!
(1)	Based upon 50,650,489 Common Shares outstanding as of December 31, 2004.

CUSIP NO. 85256P 10 6	SCHEDULE 13G	Page 9 of 20

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) John D. Thornton
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  5    SOLE VOTING POWER

                -0-

  6    SHARED VOTING POWER

                36,481,999 common shares, of which 18,186,278 are directly owned by AV VII and 18,295,721 are directly owned by AV VIII. Thornton is a general partner of (i) AVP VII, the general partner of AV VII and

                (ii) of AVP VIII, the general partner of AV VIII, and may be deemed to have shared power to vote these shares.

  7    SOLE DISPOSITIVE POWER

                -0-

  8    SHARED DISPOSITIVE POWER

                36,481,999 common shares, of which 18,186,278 are directly owned by AV VII and 18,295,721 are directly owned by AV VIII. Thornton is a general partner of (i) AVP VII, the general partner of AV VII and

                (ii) of AVP VIII, the general partner of AV VIII, and may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 36,481,999
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 72.0(1)
12	TYPE OF REPORTING PERSON* IN

*	SEE INSTRUCTIONS BEFORE FILLING OUT!
(1)	Based upon 50,650,489 Common Shares outstanding as of December 31, 2004.

CUSIP NO. 85256P 10 6	SCHEDULE 13G	Page 10 of 20

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Blaine F. Wesner
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  5    SOLE VOTING POWER

                -0-

  6    SHARED VOTING POWER

                36,481,999 common shares, of which 18,186,278 are directly owned by AV VII and 18,295,721 are directly owned by AV VIII. Wesner is a general partner of (i) AVP VII, the general partner of AV VII and

                (ii) of AVP VIII, the general partner of AV VIII, and may be deemed to have shared power to vote these shares.

  7    SOLE DISPOSITIVE POWER

                -0-

  8    SHARED DISPOSITIVE POWER

                36,481,999 common shares, of which 18,186,278 are directly owned by AV VII and 18,295,721 are directly owned by AV VIII. Wesner is a general partner of (i) AVP VII, the general partner of AV VII and

                (ii) of AVP VIII, the general partner of AV VIII, and may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 36,481,999
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 72.0(1)
12	TYPE OF REPORTING PERSON* IN

*	SEE INSTRUCTIONS BEFORE FILLING OUT!
(1)	Based upon 50,650,489 Common Shares outstanding as of December 31, 2004.

CUSIP NO. 85256P 10 6	SCHEDULE 13G	Page 11 of 20

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Christopher A. Pacitti
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  5    SOLE VOTING POWER

                -0-

  6    SHARED VOTING POWER

                18,295,721 common shares, all of which are directly owned by AV

                VIII. Pacitti is a general partner of AVP VIII, the general partner of

                AV VIII, and may be deemed to have shared power to vote these shares.

  7    SOLE DISPOSITIVE POWER

                -0-

  8    SHARED DISPOSITIVE POWER

                18,295,721 common shares, all of which are directly owned by AV

                VIII. Pacitti is a general partner of AVP VIII, the general partner of

                AV VIII, and may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 18,295,721
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 36.1(1)
12	TYPE OF REPORTING PERSON* IN

*	SEE INSTRUCTIONS BEFORE FILLING OUT!
(1)	Based upon 50,650,489 Common Shares outstanding as of December 31, 2004.

CUSIP NO. 85256P 10 6	SCHEDULE 13G	Page 12 of 20

Item 1	(a)	Name of Issuer: Staktek Holdings, Inc.

	(b)	Address of Issuer’s Principal Executive Offices: 8900 Shoal Creek Boulevard Austin, Texas 78757

Item 2	(a)

Name of Person Filing:

This Schedule is filed by Austin Ventures VII, L.P., a Delaware limited partnership (“AV VII”), AV Partners VII, L.P., a Delaware limited partnership (“AVP VII”), Austin Ventures VIII, L.P., a Delaware limited partnership (“AV VIII”), AV Partners VIII, L.P., a Delaware limited partnership (“AVP VIII”), Joseph C. Aragona (“Aragona”), Kenneth P. DeAngelis (“DeAngelis”), Edward E. Olkkola (“Olkkola”), John D. Thornton (“Thornton”), Blaine F. Wesner (“Wesner”), and Christopher A. Pacitti (“Pacitti”). Aragona, DeAngelis, Olkkola, Thornton, and Wesner are the general partners of AVP VII. Aragona, DeAngelis, Olkkola, Thornton, Wesner, and Pacitti are the general partners of AVP VIII. The foregoing entities and individuals are collectively referred to as the “Reporting Persons.”

AVP VII, the general partner of AV VII, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AV VII. Aragona, DeAngelis, Olkkola, Thornton, and Wesner are general partners of AVP VII and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AV VII.

AVP VIII, the general partner of AV VIII, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AV VIII. Aragona, DeAngelis, Olkkola, Thornton, Wesner, and Pacitti are general partners of AVP VIII and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AV VIII.

	(b)	Address of Principal Business Office, or, if none, Residence: 300 West 6th Street Suite 2300 Austin, Texas 78701-3902

	(c)	Citizenship: AV VII, AVP VII, AV VIII and AVP VIII are Delaware limited partnerships. Aragona, DeAngelis, Olkkola, Thornton, Wesner , and Pacitti are United States citizens.

	(d)	Title of Class of Securities: Common Stock, par value $0.001

	(e)	CUSIP Number: 85256P 10 6

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

	(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

	(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

	(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

	(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

	(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

	(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

	(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);

	(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

	(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

CUSIP NO. 85256P 10 6	SCHEDULE 13G	Page 13 of 20

Item 4.	Ownership:

The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2004:

(a) Amount beneficially owned:

See Row 9 of cover page for each Reporting Person.

(b) Percent of class:

See Row 11 of cover page for each Reporting Person.

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote:

See Row 5 of cover page for each Reporting Person.

(ii) Shared power to vote or to direct the vote:

See Row 6 of cover page for each Reporting Person.

(iii) Sole power to dispose or to direct the disposition of:

See Row 7 of cover page for each Reporting Person.

(iv) Shared power to dispose or to direct the disposition of:

See Row 8 of cover page for each Reporting Person.

Item 5.	Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person:

Under certain circumstances set forth in the limited partnership agreements of AV VII, AVP VII, AV VIII, and AVP VIII, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person:

Not Applicable.

Item 8.	Identification and Classification of Members of the Group:

Not Applicable.

Item 9.	Notice of Dissolution of Group:

Not Applicable.

Item 10.	Certification:

Not Applicable.

CUSIP NO. 85256P 10 6	SCHEDULE 13G	Page 14 of 20

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 10, 2005

AUSTIN VENTURES VII, L.P. By AV Partners VII, L.P. Its General Partner	/s/ Kevin Kunz Signature Kevin Kunz

Chief Financial Officer/Attorney-In-Fact

AUSTIN VENTURES VIII, L.P. By: AV Partners VIII, L.P. Its General Partner	/s/ Kevin Kunz Signature Kevin Kunz

Chief Financial Officer/Attorney-In-Fact

AV PARTNERS VII, L.P.	/s/ Kevin Kunz
Signature
Kevin Kunz

Chief Financial Officer/Attorney-In-Fact

AV PARTNERS VIII, L.P.	/s/ Kevin Kunz
Signature
Kevin Kunz

Chief Financial Officer/Attorney-In-Fact

CUSIP NO. 85256P 10 6	SCHEDULE 13G	Page 15 of 20

JOSEPH C. ARAGONA	/s/ Kevin Kunz
Signature
Kevin Kunz

Chief Financial Officer/Attorney-In-Fact

KENNETH P. DeANGELIS	/s/ Kevin Kunz
Signature
Kevin Kunz

Chief Financial Officer/Attorney-In-Fact

EDWARD E. OLKKOLA	/s/ Kevin Kunz
Signature
Kevin Kunz

Chief Financial Officer/Attorney-In-Fact

CHRISTOPHER A. PACITTI	/s/ Kevin Kunz
Signature
Kevin Kunz

Chief Financial Officer/Attorney-In-Fact

JOHN D. THORNTON	/s/ Kevin Kunz
Signature
Kevin Kunz

Chief Financial Officer/Attorney-In-Fact

CUSIP NO. 85256P 10 6	SCHEDULE 13G	Page 16 of 20

BLAINE F. WESNER	/s/ Kevin Kunz
Signature
Kevin Kunz

Chief Financial Officer/Attorney-In-Fact

CUSIP NO. 85256P 10 6	SCHEDULE 13G	Page 17 of 20

EXHIBIT INDEX

Exhibit	Description
A	Agreement of Joint Filing

B	Reference to Kevin Kunz as Attorney-In-Fact